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                                                                     EXHIBIT 4.4

                  AMENDMENT NO. 1 (this "Amendment") dated as of October 28, 2000, to the Rights Agreement (the "Rights Agreement") dated as of October 15, 1998, between Stone Energy Corporation, a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as rights agent ("Rights Agent").

                  Pursuant to the terms of the Rights Agreement and in accordance with Section 29 thereof, the following actions are hereby taken:

                  Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

                  (a) Notwithstanding any provision of the Rights Agreement to the contrary, none of the execution or the delivery of one or more of the Merger Documents or the consummation of one or more of the Merger Transactions shall cause or permit the Rights to become exercisable, the Rights to become separated from the stock certificates to which they are attached or any operative provision of the Rights Agreement to apply to Basin Exploration, Inc. ("Basin") or any affiliate or associate thereof solely by reason of or in connection with the Merger Documents or the Merger Transactions, including, without limitation, the designation of Basin or any other person as an Acquiring Person, the occurrence of a Distribution Date or the occurrence of a Shares Acquisition Date.

                  (b) The definition of "Acquiring Person" in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

                  "Notwithstanding anything in this Rights Agreement to the contrary, neither Basin nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person solely by virtue of (i) the announcement of the Merger (as such term is defined in the Merger Agreement), (ii) the acquisition of Common Shares of the Company pursuant to the Merger, (iii) the execution of the Merger Agreement, the Company Voting Agreement or the Basin Voting Agreement or (iv) the consummation of the Merger or of the other transactions contemplated in the Merger Agreement, the Company Voting Agreement or the Basin Voting Agreement."

                  (c) The following definitions shall be added to Section 1 of the Rights Agreement:

                  ""Basin" shall mean Basin Exploration, Inc., a Delaware corporation."

                  ""Basin Voting Agreement" shall mean the Voting Agreement among the Company, Basin and the Basin stockholders signatory thereto dated the date hereof."

                  ""Company Sub" shall mean Partner Acquisition Corp., a Delaware corporation."

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                  ""Company Voting Agreement" shall mean the Voting Agreement among the Company, Basin and the Company stockholders signatory thereto dated the date hereof."

                  ""Merger Agreement" shall mean the Agreement and Plan of Merger among the Company, Basin and the Company Sub dated the date hereof, as such agreement may be amended from time to time."

                  ""Merger Documents" shall mean the Merger Agreement, the Company Voting Agreement and the Basin Voting Agreement."

                  ""Merger Transactions" shall mean the transactions contemplated under the Merger Documents."

                  (d) Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

                  "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date or a Shares Acquisition Date shall not be deemed to have occurred solely as the result of
                  (i) the announcement of the Merger, (ii) the acquisition of Common Shares of the Company pursuant to the Merger, (iii) the execution of the Merger Agreement, the Company Voting Agreement or the Basin Voting Agreement or (iv) the consummation of the Merger or of the other transactions contemplated in the Merger Agreement, the Company Voting Agreement or the Basin Voting Agreement."

                  Section 2. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

                  Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State; provided, however, that any provision regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

                  Section 4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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                  IN WITNESS WHEREOF, the Company and the Rights Agent have
caused this Amendment to be duly executed as of the day and year first above written.



                                       STONE ENERGY CORPORATION

                                       by: /s/ Andrew L. Gates, III
                                          ------------------------
                                          Name:  Andrew L. Gates, III
                                          Title:  Vice President and
                                                  General Counsel



                                      CHASEMELLON
                                      SHAREHOLDER SERVICES, L.L.C., as
                                      Rights Agent

                                      by: /s/ David M. Cary
                                         -----------------
                                         Name:  David M. Cary
                                         Title:  Assistant Vice President